EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-140617, 333-136659, 333-46345 and 333-86487 on Forms S-4 and in Registration Statements Nos. 33-75444, 33-75442, 33-84398, 33-85624, 333-16719, 333-57171, 333-102544, 333-105307 and 333-116132 on Forms S-8 of our reports dated February 28, 2008, relating to the consolidated financial statements of Sterling Bancshares, Inc. and subsidiaries, and the effectiveness of Sterling Bancshares, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sterling Bancshares, Inc. and subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Houston, Texas

February 29, 2008